NABI BIOPHARMACEUTICALS
--------------------------------------------------------------------------------
                                                                     EXHIBIT 4.4



                   AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
                                RIGHTS AGREEMENT


         This Agreement of Substitution and Amendment is entered into as of July 1, 2002, by and among Nabi Biopharmaceuticals, a Delaware corporation (the "Company"), Registrar and Transfer Company (the "Old Agent") and American Stock Transfer & Trust Company, a New York banking corporation (the "New Agent").

                                    RECITALS

A. On or about August 1, 1997, the Company entered into a Rights Agreement, as subsequently amended (the "Rights Agreement"), with the Old Agent as rights agent.

B.       The Company wishes to amend the Rights Agreement in accordance with
         Section 27 thereof.

C. The Company wishes to remove the Old Agent and substitute the New Agent as rights agent pursuant to Section 21 of the Rights Agreement.

D. The Company has given the Old Agent proper notice of removal of the Old Agent as rights agent.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing and of other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. In accordance with Section 27 of the Rights Agreement, the Company hereby amends the Rights Agreement by deleting the second sentence of
         Section 21 in its entirety and inserting the following in lieu thereof:

         "The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or any successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Series One Preferred Shares by registered or certified mail."

2. In accordance with Section 27 of the Rights Agreement, the Company hereby amends the Rights Agreement by deleting the fifth sentence of
         Section 21 in its entirety and inserting the following in lieu thereof:

         "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (i) a corporation organized and doing business under the laws of the United States or of the State of Florida (or of any other state of the United States), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million or
         (ii) an Affiliate of a corporation described in clause (i) of this sentence."

3.       The Company hereby removes the Old Agent as rights agent pursuant to
         Section 21 of the Rights Agreement.

4. The Old Agent hereby acknowledges that the Company has given the Old Agent proper notice of removal of the Old Agent as rights agent.

5.       The Company hereby appoints the New Agent as rights agent pursuant to
         Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

6. The New Agent hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

7. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to the New Agent.

8. In accordance with Section 27 of the Rights Agreement, the Company hereby amends the Rights Agreement by deleting the form of legend in
         Section 3(b) in its entirety and inserting the following in lieu thereof:

         "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Nabi Biopharmaceuticals and American Stock Transfer & Trust Company, dated as of August 1, 1997, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Nabi Biopharmaceuticals. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Nabi Biopharmaceuticals will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor.

         Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void. The Rights shall not be exercisable, and shall be void so long as held by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights in such jurisdiction shall not have been obtained or be obtainable."

9. In accordance with Section 27 of the Rights Agreement, the Company hereby amends the Rights Agreement to provide that notices or demands pursuant to Section 26 shall be addressed as follows:

         If to the Company:         Nabi Biopharmaceuticals
                                    5800 Park of Commerce Boulevard, NW
                                    Boca Raton, FL 33487
                                    Attention: Chief Financial Officer

         If to the Rights Agent:    American Stock Transfer & Trust Company
                                    59 Maiden Lane
                                    New York, NY 10038
                                    Attention: Shareholder Services Division

10. The undersigned officer of the Company hereby certifies that this Agreement of Substitution and Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

11. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

12. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.

                                        NABI BIOPHARMACEUTICALS



                                        By:      /s/ Mark Smith
                                           -------------------------------------
                                             Name: Mark Smith
                                             Title: Sr. Vice President and CFO

                                        REGISTRAR AND TRANSFER COMPANY


                                        By:      /s/ William P. Tatler
                                           -------------------------------------
                                             Name: William P. Tatler
                                             Title: Vice President

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY


                                        By:      /s/ Herbert Lemmer
                                           -------------------------------------
                                             Name: Herbert J. Lemmer
                                             Title: Vice President